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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-145398) and related Proxy Statement/Prospectus of CommScope, Inc. and to the incorporation by reference therein of our reports dated December 8, 2006, with respect to the consolidated financial statements and schedule of Andrew Corporation, Andrew Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Andrew Corporation, in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
November 2, 2007

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Consent of Independent Registered Public Accounting Firm